UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DOLLAR TREE STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dollar Tree Stores, Inc.

June 8, 2007

Dear Dollar Tree Shareholder:

You are receiving this email as part of the company’s campaign to defeat a shareholder proposal submitted to us by the California Public Employees’ Retirement System (CalPERS),1 which owns less than 1% of our stock.2  The proposal urges us to repeal supermajority voting requirements in our charter and by-laws.  After careful consideration, the Board of Directors believes that this proposal is not in the best interest of our shareholders and urges all shareholders to vote AGAINST it on their proxy cards.

With its existing governance structure, Dollar Tree has historically achieved exemplary financial results for its shareholders.  In a recent letter, CalPERS egregiously mischaracterized the company’s overall performance by focusing solely on a five-year return, when in fact Dollar Tree has substantially outperformed typical benchmarks in both longer and shorter time periods:

	Share Price Increase (as of June 6, 2007)
	1-Year	3-Year	5-Year	10-Year

Dollar Tree Stores	83.4%	57.6%	16.9%	215.6%

Dow Jones Industrials	22.4%	29.6%	39.9%	73.2%
S&P 500	20.1%	33.1%	47.4%	69.8%
S&P 400 Midcap Index	20.1%	50.8%	80.0%	221.5%
S&P Retail Index	16.3%	27.9%	N/A	N/A

Unlike many companies that CalPERS targets, our earnings per share have increased every year since Dollar Tree became a public company in 1995.  Moreover sales for the last fiscal year, ending February 3, 2007, were nearly four billion dollars, having increased at a compound annual growth rate of 18.7% for the preceding 10 years (1997-2006).  For these reasons, we are perplexed why CalPERS chose to launch its attack against Dollar Tree.

CalPERS wishes to weaken provisions in our charter and bylaws that provide reasonable protections against self-interested actions by one or a few large shareholders.  Most proposals submitted to our shareholders require approval from only a majority of the shares present and voting.  However, we believe that certain fundamental changes involving the corporation should only be made through a broad consensus among our shareholders.  With increasing shareholder turnover and systemic problems with overvoting and “borrowed” votes, adopting radical changes through a one-time, simple majority could easily undermine the best interests of our broader corporate ownership. Thus, our supermajority voting requirements are tailored to protect shareholders by enabling the Board of Directors to chart the best strategic course for company growth and insure that the long-term interests of those shareholders are protected.

Our Board strongly believes that our responsive and independent corporate governance, rated in the top third of retailers by Institutional Shareholder Services, ensures management accountability as we strive to maximize long-term value for all shareholders.  In addition to nominating independent director candidates with strong credentials, the Board of Directors is committed to high standards of corporate governance.  We recently:

•	reconstituted our independent Nominating and Corporate Governance Committee under a newly revised, comprehensive charter;

•	adopted Corporate Governance Guidelines,[3] which outline the responsibilities of our Board, as well as director stock ownership requirements;

•	appointed a lead independent director; and

•	adopted a policy requiring a director who does not receive a majority of votes cast in an uncontested director election to submit his or her resignation.

CalPERS’ recent letter attacks governance structures that Dollar Tree has never adopted (such as a poison pill) and promotes another we cannot adopt under Virginia law (shareholder action by written consent).  These fundamental misstatements by CalPERS demonstrate why our Board of Directors, which continually reviews our corporate governance in the faithful exercise of its fiduciary duties, is far better suited than CalPERS to determine what structure is in the best interests of all shareholders.

PLEASE VOTE “AGAINST” THE CALPERS PROPOSAL

Our Board has carefully analyzed the issues and strongly believes that the CalPERS proposal is not in our shareholders’ best interests.  We ask all of our shareholders to consider the merits of this issue and then vote their shares “AGAINST” the CalPERS proposal.  Please refer to our proxy statement for more information. If you have any questions or need assistance in voting your shares, call Georgeson Inc., who is assisting us with this effort, at 1-888-605-7513.

Sincerely,

/s/Bob Sasser

Bob Sasser
Chief Executive Officer

1 The proposal and our board’s recommendation are described in our proxy statement for the 2007 annual meeting of shareholders, available at http://www.dollartree.com/annuals.cfm.  Other company correspondence about this proposal may also be found at this website.

2 In a letter dated May 29, 2007, we incorrectly stated CalPERS’ approximate ownership of Dollar Tree shares as 0.05%.

3 Available at http://www.dollartree.com/governance/ethics.cfm